Exhibit 10.4

June 6, 2025

James Kuffner

1917 NW 86th Cir

Vancouver, WA 98665

Re:	Corporate Apartment

James:

As discussed, Symbotic LLC (the “Company”) will provide you with temporary accommodations near our headquarters in Wilmington, MA subject to the terms of this letter and your continued employment with the Company. This letter provides the specifics. If you understand and agree to these terms, please sign at the end of this letter.

1.
Beginning on June 6, 2025, the Company will provide you access to a furnished corporate apartment with two bedrooms and two bathrooms at the Life Time Living Burlington apartment complex at 20 4th Avenue, Unit 357, Burlington MA, 01803.
2.
You may use the apartment on a temporary basis as the Company’s guest and at its sole and absolute discretion. Whom you allow into the apartment as your guest (including family, colleagues, friends, or others) will be up to you, and you will be solely responsible for any guests.
3.
You agree not to rent the apartment or any portion of the apartment to anyone or use any of it for any commercial or illegal purpose. You agree to use good judgment and follow the Code of Business Conduct and Ethics and other policies of the Company in connection with your use of the apartment. You will be responsible for cleaning the apartment and for any maintenance not provided by the owner of the apartment complex. In addition, you agree to follow any other rules required by the owner and/or landlord. You expressly consent to the Company providing relevant personal information about you to the owner and/or landlord of the apartment complex in connection with this arrangement and as required in relation to the lease.

Symbotic LLC 200 Research Drive | Wilmington, MA 01887 Phone 978-284-2800 | www.symbotic.com

4.
The purpose of this housing is to facilitate you spending time at the Company’s headquarters. If at any time and for any reason, the Company’s desire (in the Company’s sole judgment) for you to spend time at the Company’s headquarters ends or significantly decreases, the Company may stop providing you with this housing with no liability to you. You unconditionally agree to vacate the apartment in good order and to ensure that anyone who is your guest in the apartment does so as well, all by the earlier of (a) April 30, 2026 or (b) seven (7) days after the Company requests that you do so, regardless of the reason for the Company’s request and whether or not you agree with the Company’s reason.
5.
This letter doesn’t change the terms of your employment. It is not a lease, and it does not make you a tenant. It merely describes the Company’s plan to meet the expense of your business accommodation as set out above. The terms of the Company’s expenses policy continue to apply in the normal way.

If you have questions about this letter or would like to discuss a different approach to your housing needs, please let me know.

Sincerely,

/s/ Eric Hyland
Eric Hyland
Senior Director, HR Business Partner

I understand and agree to the terms of this letter.

/s/ James Kuffner
James Kuffner

Date: June 6, 2025